Exhibit 99.1

    Schnitzer Steel Reports 321% Rise in First Quarter Net Income

    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 7, 2004--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $12.2 million or $0.59 per diluted share on revenues of $128.4 million for the first fiscal quarter ended Nov. 30, 2003. In comparison, the Company reported net income of $2.9 million or $0.15 per diluted share on revenues of $90.7 million for the quarter ended Nov. 30, 2002.
    "It's a pleasure to report another strong quarter for Schnitzer Steel," said Robert W. Philip, president and chief executive officer. "Net income was up 321% from the first quarter of fiscal 2003 on a 42% rise in revenues. Overall, the Company's first quarter results ended in the range we expected with average selling prices for both ferrous metals and finished steel rising above the levels reported in the first quarter of fiscal 2003 and the fourth quarter of last fiscal year. Operating profits in our various metals recycling businesses, as well as the Auto Parts Business, showed good improvement from the first quarter of last year. The Steel Manufacturing Business also showed improvement over last year's first quarter; however, the results were lower than we anticipated due primarily to a higher than expected rise in recycled metal costs."
    "In early December, China's Bureau of National Statistics announced that with one month to go before year-end, China had already become the first nation ever to produce more than 200 million tons of raw steel in a single year," said Philip. "Looking back just three years to 2000, China produced an estimated 129 million tons of steel representing 16% of the world's production. Today, it's anticipated that China will produce approximately 215 million tons of crude steel in all of 2003 representing nearly 23% of the world's total estimated production. This growing steel production is directly increasing demand and prices for recycled ferrous metal. Schnitzer Steel, together with its joint venture businesses, is the nation's largest exporter of ferrous recycled metal and is well positioned to continue to benefit from this growth in demand."

    Metals Recycling Business

    The Metals Recycling Business reported operating income of $9.9 million in the first quarter of fiscal 2004, an improvement of $6.8 million or 221% over the same quarter last year. The higher operating profit was primarily caused by improvements in both sales volumes and average selling prices, which rose by 39% and 37%, respectively, over the first quarter of fiscal 2003. First quarter sales volumes are normally lower than the other three fiscal quarters of each year due to seasonal variations in demand; however, last year's first quarter sales volume was unusually low due to an intentional delay in placing orders by certain Asian customers. Ultimately, the volume was sold in the second quarter of fiscal 2003. In comparison, first quarter 2004 quarterly sales volumes were more typical, considering normal seasonal variations in demand. Moreover, this quarter's sales volumes would have been higher except that one 30,000 ton export cargo that was anticipated for the first quarter of fiscal 2004 was delayed and shipped during the first week of December 2003.
    The higher first quarter 2004 selling prices were caused by increasing Asian demand, primarily from China. The higher selling prices and sales volumes were partially offset by increases in the cost of unprocessed metal coupled with rising ocean freight rates, which were 50% higher in the fiscal 2004 first quarter as compared to the prior year quarter.

    Joint Venture Businesses

    Income from Joint Ventures amounted to $5.9 million for the first quarter of fiscal 2004 compared to $3.2 million in last year's first quarter. The higher fiscal 2004 quarterly income resulted from improved operating profits for the joint ventures in the metals recycling business, which were affected by many of the same factors impacting the Company's own wholly owned Metals Recycling Business. The Joint Ventures recent quarterly results were also affected by shipping delays that deferred export cargoes into the second quarter of fiscal 2004.

    Auto Parts Business

    The Auto Parts Business reported operating income of $5.9 million in the first quarter of fiscal 2004, which was a $0.7 million or 13% improvement over the fiscal 2003 quarter. The profit improvement principally came from the wholesale side of the business, which experienced increasing prices for recycled metal and higher wholesale parts sales volume.

    Steel Manufacturing Business

    The Steel Manufacturing Business reported an operating loss of $0.1 million for the first quarter of 2004, which was a $1.1 million improvement from last year's first quarter. The improved operating margin was driven principally by higher selling prices and increased sales volumes. First quarter 2004 selling price averaged $310 per ton, which was slightly less than anticipated, but was a $26 per ton (9%) improvement over the first quarter of last year. The higher selling prices were primarily caused by market price increases implemented to offset the sharp rise in raw material and energy costs. Sales volumes amounted to 163,000 tons in the first quarter of 2004, an increase of 14% from the 2003 first quarter. The higher sales volume was primarily caused by industry consolidation, modest increases in end user demand and lower steel imports resulting from the weakness in the U.S. dollar coupled with the rising cost of ocean freight. Partially offsetting the higher selling prices and volumes was an unexpectedly sharp increase in the spot market purchase prices for ferrous recycled metals sold and brokered to the Company's steel mill.

    Outlook

    The Metals Recycling Business normally accepts orders 60 to 90 days before shipment. Based upon the Metals Recycling Businesses' second quarter 2004 order backlog, contracted selling prices are, on average, higher than the amount realized in the first quarter of fiscal 2004, and significantly higher than the amount reported during last year's second quarter. The higher selling prices are expected to be tempered by rising ocean freight rates as well as upward pressure on the cost to purchase metal from suppliers. Sales volumes are anticipated to be in the range of 520,000 to 550,000 tons. Similar market factors are expected to affect our joint ventures in the metals recycling business.
    On Dec. 4, 2003, President Bush terminated the steel import tariffs that were enacted in March 2002. The tariffs affected two of the Steel Manufacturing Business's three major production lines, namely rebar and merchant bar products. It has been management's belief that the tariffs, when enacted, did not significantly benefit the pricing of the Company's products. Thus, the President's decision to rescind the tariffs is not expected to significantly affect the prices of these products going forward. Management anticipates the domestic economy will continue to improve, which should benefit the Company's Steel Manufacturing Business. However, second quarter demand and sales volumes are traditionally the lowest of the four fiscal quarters due to seasonal and weather factors. Over the last few months, the Steel Manufacturing Business and its competitors announced a number of price increases, which led to higher selling prices. Two additional announced price increases totaling $40 per ton on rebar and merchant bar are expected to take effect in the second quarter of 2004 and should result in higher average selling prices. The higher selling prices should mitigate the rise in recycled metal and energy costs. The Steel Manufacturing Business also received $1.8 million during the second quarter as a final payment regarding an electrode price fixing settlement that was settled in favor of a number of steel mills, including the Company. This amount will be recognized as income from operations during the second quarter of fiscal 2004.
    Due to adverse weather conditions, the second quarter of each fiscal year is seasonably slow for the Auto Parts Business in terms of retail sales. The slower retail sales are expected to be partially offset by stronger wholesale revenues.
    Overall, the Company estimates its second quarter 2004 income from operations to be in the $19 million to $22 million range. This amount compares to income from operations of $13.1 million reported for the second quarter of fiscal 2003.
    The Company anticipates that its effective tax rate will continue to benefit from net operating loss carryforwards that were acquired as part of a 1996 acquisition as well as from Extraterritorial Income Exclusion benefits associated with certain export sales. These, as well as other factors, should result in an effective fiscal 2004 tax rate in the high twenty percent range.
    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a manufacturer of finished steel products and a leading self-service auto parts and dismantling company. The Company, with its joint venture partners, processes approximately 4.9 million tons of recycled ferrous metals per year. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.
    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate" and other words that convey a similar meaning. One can also identify these statements, as they do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; the predictability of joint venture operating results; and the inability to complete expected large scrap export shipments in the current quarter, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent annual report on Form 10-K. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.


                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                             (Unaudited)

                                         For the Three Months Ended
                                                November 30,
                                         ---------------------------
                                             2003          2002
                                         ------------- -------------
REVENUES:

Metals Recycling Business:
  Ferrous sales                              $ 65,894      $ 33,930
  Nonferrous sales                             12,409        10,115
  Other sales                                   1,299         1,529
                                         ------------- -------------
    Total sales                                79,602        45,574

Auto Parts Business                            17,660        16,139
Steel Manufacturing Business                   53,219        42,830
Intercompany sales eliminations               (22,105)      (13,876)
                                         ------------- -------------
    Total                                    $128,376      $ 90,667
                                         ============= =============

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business                    $  9,923      $  3,096
Auto Parts Business                             5,889         5,208
Steel Manufacturing Business                     (142)       (1,257)
Joint ventures                                  5,937         3,175
Corporate expense                              (2,646)       (2,024)
Intercompany eliminations                        (856)          573
                                         ------------- -------------
    Total                                    $ 18,105      $  8,771
                                         ============= =============

NET INCOME                                   $ 12,177      $  2,891
                                         ============= =============
BASIC EARNINGS PER SHARE                     $   0.62      $   0.16
                                         ============= =============
DILUTED EARNINGS PER SHARE                   $   0.59      $   0.15
                                         ============= =============
SHARE INFORMATION (THOUSANDS):
   Basic shares outstanding                    19,721        18,410
                                         ============= =============
   Diluted shares outstanding                  20,631        18,710
                                         ============= =============


                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)

                                          For the Three Months Ended
                                                 November 30,
                                          --------------------------
                                                2003         2002
                                          ------------- ------------
                                                 (Unaudited)

 Revenues                                     $128,376      $90,667
                                          ------------- ------------
 Costs and expenses:
  Cost of goods sold and other
      operating expenses                       106,698       76,780
  Selling and commission expenses                1,278        1,185
  General and administrative expenses            8,232        7,106
                                          ------------- ------------
 Income from consolidated operations            12,168        5,596
 Income from joint ventures                      5,937        3,175
                                          ------------- ------------
 Income from operations                         18,105        8,771
 Other income (expense):
  Interest expense                                (440)        (380)
  Other income (expense), net                      204         (203)
                                          ------------- ------------
                                                  (236)        (583)
                                          ------------- ------------
 Income before income taxes                     17,869        8,188
 Income tax provision                           (5,182)      (2,015)
                                          ------------- ------------
 Income before minority interests, pre-
  acquisition interests and cumulative
  effect of accounting change                   12,687        6,173

 Minority interests, net of income taxes          (510)        (447)
 Pre-acquisition interests, net of income
  taxes                                              -       (1,852)
                                          ------------- ------------
 Income before cumulative effect of change
  in accounting principle                       12,177        3,874

 Cumulative effect of change in accounting
  principle                                          -         (983)
                                          ------------- ------------
 Net income                                   $ 12,177      $ 2,891
                                          ============= ============
 Basic earnings per share                     $   0.62      $  0.16
                                          ============= ============
 Diluted earnings per share                   $   0.59      $  0.15
                                          ============= ============


                   Schnitzer Steel Industries, Inc.
                    Selected Operating Statistics
                             (Unaudited)

                                     Q1 FY04     Q1 FY03     Q2 FY03
                                   ----------- ----------- -----------
Metals Recycling Business
 Ferrous Recycled Metal Sales
  Prices ($/LT)
   Domestic                        $      135  $      100  $      108
   Export                          $      144  $      104  $      113
   Average                         $      140  $      102  $      111

 Ferrous Sales Volume (LT)
   Domestic Processed(a)               99,781     113,439      95,277
   Domestic Brokered(a)                73,366      38,890      57,462
   Export                             235,481     142,199     402,437
                                    ----------  ----------  ----------
     Total (a)                        408,628     294,528     555,176
                                    ==========  ==========  ==========
  (a) Includes sales to the Steel
      Manufacturing Business          157,989     114,988     140,823
                                    ==========  ==========  ==========

Steel Manufacturing Business
 Sales Prices ($/NT)
   Rebar                           $      308  $      273  $      269
   Other                           $      313  $      293  $      299
   Average                         $      310  $      284  $      283

 Sales Volume (NT)
   Rebar                               91,204      64,652      74,160
   Wire Rod                            43,020      50,216      37,790
   Other                               28,370      27,470      25,099
                                    ----------  ----------  ----------
     Total                            162,594     142,338     137,049
                                    ==========  ==========  ==========

Joint Ventures Ferrous Recycled
 Metal Sales Volume
 Processed (LT)                       674,622     635,899     941,220
 Brokered (LT)                        677,395     470,304     304,068
                                    ----------  ----------  ----------
                                    1,352,017   1,106,203   1,245,288
                                    ==========  ==========  ==========


                                     Q3 FY03     Q4 FY03      FY03
                                   ----------- ----------- -----------
Metals Recycling Business
 Ferrous Recycled Metal Sales
  Prices ($/LT)
   Domestic                        $      125  $      119  $      114
   Export                          $      140  $      144  $      127
   Average                         $      133  $      137  $      122

 Ferrous Sales Volume (LT)
   Domestic Processed(a)              132,217      82,087     423,020
   Domestic Brokered(a)                60,322      75,376     232,050
   Export                             239,801     372,658   1,157,095
                                    ----------  ----------  ----------
     Total (a)                        432,340     530,121   1,812,165
                                    ==========  ==========  ==========
  (a) Includes sales to the Steel
      Manufacturing Business          144,274     134,787     534,872
                                    ==========  ==========  ==========

Steel Manufacturing Business
 Sales Prices ($/NT)
   Rebar                           $      282  $      298  $      282
   Other                           $      305  $      303  $      300
   Average                         $      293  $      300  $      291

 Sales Volume (NT)
   Rebar                               88,323      99,829     326,964
   Wire Rod                            47,469      51,016     186,491
   Other                               28,418      27,170     108,157
                                    ----------  ----------  ----------
     Total                            164,210     178,015     621,612
                                    ==========  ==========  ==========

Joint Ventures Ferrous Recycled
 Metal Sales Volume
   Processed (LT)                     880,173     865,255   3,322,547
   Brokered (LT)                      387,336     674,753   1,836,461
                                    ----------  ----------  ----------
                                    1,267,509   1,540,008   5,159,008
                                    ==========  ==========  ==========

Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer


    CONTACT: Schnitzer Steel Industries, Inc.
             Barry Rosen, 503-323-2720 (Financial Contact)
             Tom Zelenka, 503-323-2821 (Press Contact) www.schnitzersteel.com